EXHIBIT 23(b)


          Consent of Independent Public Accountants



We consent to the incorporation by reference in this Registration Statement of Smith Corona Corporation on Form S-8 of our report dated August 21, 1998 (September 28, 1998 as to Note 16), appearing in the Annual Report on Form 10-K of Smith Corona Corporation for the year ended June 30, 1998.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Stamford, CT
February 25, 1999